 News
                                                                                                                        For Immediate Release
                                                                                                                        NYSE: BWS
                                                                                                                        Contact: Beth Fagan
                                                                                                                        Vice President, Public Affairs
                                                                                                                         314-854-4093

Brown Shoe Reports First Quarter Earnings Per Share Up 14% to $0.49

            ST. LOUIS, MISSOURI, May 21, 2003 -- Brown Shoe Company, Inc. (NYSE: BWS) reported an 18 percent increase in net earnings to $9,003,000, and a 14 percent gain in diluted earnings per share to $0.49, for the first quarter of fiscal 2003 ended May 3, 2003. This compares to net earnings of $7,633,000, or $0.43 per diluted share, in the first quarter of 2002.

            Consolidated net sales for the first quarter of 2003 were $446,444,000 compared to $446,738,000 in last year's first quarter.

            "Our first quarter results were driven by strong performances in our wholesale businesses," said Brown Shoe CEO Ron Fromm. "In particular, sales of our LifeStride brand were up 32 percent, and our Men's and Athletic footwear, sold in the mid-tier and mass market channels, also realized a double-digit increase. Clearly our investments in product development talent, and in our ability to test and gain 'early reads' on product, are adding value for both our retail partners and Brown Shoe, as we focus on designing shoes that win the consumer's attention in this very difficult marketplace.

            "In 2003, we continue to benefit from the buying, merchandising and inventory initiatives we began in 2001. At Famous Footwear, these initiatives led to higher margins and are continuing to generate improvements in operating metrics despite a retail traffic decline. Additionally, we were able to make investments in systems, incremental marketing and updated store formats that have begun to lay the foundation for future growth," Fromm said.

            Company inventory levels are clean and current. Cash flow remains strong, and total debt at the end of the quarter was down $39.7 million versus last year, resulting in a $722,000 reduction in interest costs for the first quarter.

Retail Divisions

            As previously reported, sales at Famous Footwear, the company's 913-store family footwear chain, were down 2.4 percent to $261,115,000 for the quarter, from $267,606,000 for the same 13-week period last year. Same-store sales for the quarter decreased 5.4 percent. Operating earnings declined comparatively less, 1.9 percent, to $10,582,000 versus $10,791,000 for the year-ago period, as the chain continued to realize better margin rates on new spring footwear. The chain opened 20 stores in the quarter and closed 25 stores.

            "Like other major footwear retailers, we were affected by lower customer traffic counts, as consumers curtailed spending in reaction to concerns about war and the economy, as well as irregular weather patterns," Fromm said. "While sales and earnings for this segment of our business fell short of expectations, we are pleased to see customer purchase conversion rates increase again this period. Such data show that the consumer who is shopping our stores is responding favorably to our fresher merchandise assortments, new store formats and merchandising."

            Naturalizer Retail, the company's 387-store chain selling the Naturalizer brand of women's shoes in both the U.S. and Canada, posted sales of $42,834,000, compared to $49,272,000 for the same period last year, on a base of 53 fewer stores. Naturalizer Retail's 214 U.S.-based stores had a same-store sales decrease of 2.5 percent for the quarter. The 173 Canadian stores had a same-store sales decrease of 8.1 percent for the quarter. Naturalizer closed three stores in the U.S. and opened one in Canada during the quarter.

            Naturalizer Retail's operating loss was $1,356,000 versus a loss of $1,322,000 last year. After the closing of 106 under-performing U.S. stores in 2002, the operating loss for the U.S. chain improved substantially. This was offset, however, by lower earnings at the Canadian stores. Cold weather patterns in both the U.S. and Canada hampered sales of spring opened-up footwear.

Wholesale Divisions

            Operating earnings for the wholesale businesses, which include the Naturalizer, LifeStride, Carlos by Carlos Santana, and Dr. Scholl's brands, private label footwear, and the Buster Brown & Co. kids' business, as well as the company's Canadian wholesale operations, increased by 8.8 percent to $12,943,000 from $11,898,000 for the prior year quarter. Sales for the quarter were up 9.4 percent to $140,985,000 versus $128,822,000 last year.

            Wholesale sales of the company's flagship Naturalizer brand were even with last year, but continued to gain department store market share in the difficult retail environment. Brown Shoe's LifeStride brand of women's footwear had a wholesale sales gain of 32 percent. The company's Dr. Scholl's-licensed footwear business, and the Men's and Athletic footwear it sells to mass merchants, also posted strong increases over last year. At the end of the quarter, unshipped wholesale orders were up 0.4 percent. Future orders, based on early reads for the third quarter, are beginning to strengthen in the divisions' branded businesses.

Outlook for the Second Quarter and Full Year

            For the second quarter, Brown Shoe estimates earnings per share at $0.50 to $0.55, versus $0.40 for the second quarter of last year. Included in this estimate is the expectation that traffic will continue to be sluggish, and result in a small same-store sales decline.

            "At this time, we remain steadfast in our ability to manage our business well in spite of depressed consumer buying behavior. While it is too early to gauge the back-to-school and fall selling seasons, we continue to believe our fiscal 2003 guidance of $2.75 is reasonable. This guidance is predicated on modest store-for-store sales increases in the second half, compared to the negative mid-single-digit-declines experienced in the first quarter," Fromm said.

First Quarter Conference Call
           Brown Shoe will hold a conference call to discuss first quarter results today at 4:30 p.m. Eastern Time (Wednesday, May 21). While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at www.companyboardroom.com. At the website, type in the BWS ticker symbol to locate the broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to various risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, without limitation, the risks detailed in the Company's Annual Report on Form 10-K, and those described in other documents and reports filed from time to time with the Securities and Exchange Commission, press releases and other communications. These risks include, but are not limited to, risks related to general economic conditions and the consumers preferences and purchasing patterns, which may be influenced by consumers' disposable income; intense competition within the footwear industry, particularly in the area of style, price and quality, and the Company's ability to anticipate and respond to changing merchandise and fashion trends; the uncertainties of pending litigation and other matters, as described in the Company's reports as well as the expense and diversion of management time and attention, regardless of the outcome; and political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information related to such factors.

Brown Shoe is a $1.84 billion footwear company with worldwide operations. The company operates the 900-store Famous Footwear chain, which sells brand name shoes for less. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie, Buster Brown; it also markets licensed brands including Dr. Scholl's and Carlos by Carlos Santana for adults, and Barbie, Spider-Man and Bob-the-Builder character footwear for children. Brown Shoe press releases are available on the company's web site at www.brownshoe.com.

BROWN SHOE COMPANY, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Thousands, except per share)
	Thirteen Weeks Ended
	May 3, 2003	May 4, 2002

Net Sales	$446,444	$446,738

Cost of Goods Sold	261,317	266,132

Gross Profit	185,127	180,606

Selling and Administrative Expenses	169,721	165,561

Interest Expense	2,906	3,628

Other (Income) Expense	(27)	284

Earnings Before Income Taxes	12,527	11,133

Income Tax Provision	3,524	3,500

Net Earnings	$9,003	$7,633

Basic Net Earnings per Common Share	$.51	$.44

Diluted Net Earnings per Common Share	$.49	$.43

Basic Number of Shares	17,510	17,284

Diluted Number of Shares	18,393	17,708

BROWN SHOE COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Thousands)
	May 3, 2003	May 4, 2002
ASSETS

Cash and Cash Investments	$40,025	$26,609
Receivables, Net	64,753	61,407
Inventories, Net	369,237	360,545
Other Current Assets	24,450	35,565
Total Current Assets	498,465	484,126

Property, Plant and Equipment - Net	85,372	84,261
Other Assets	92,783	92,337

	$676,620	$660,724

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes Payable	$24,500	$50,700
Trade Accounts Payable	108,974	97,872
Accrued Expenses	82,484	87,512
Income Taxes	8,450	3,009
Current Maturities of Long-Term Debt	20,000	13,550
Total Current Liabilities	244,408	252,643

Long-Term Debt and Capitalized leases	103,493	123,491
Other Liabilities	21,238	20,436
Shareholders' Equity	307,481	264,154

	$676,620	$660,724

BROWN SHOE COMPANY, INC.

CONSOLIDATED CASH FLOWS

(Unaudited)

(Thousands)
	Thirteen Weeks Ended
	May 3, 2003	May 4, 2002
OPERATING ACTIVITIES
Net earnings	$9,003	$7,633
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	6,316	5,834
Changes in operating assets and liabilities:
Receivables	17,572	6,530
Inventories	23,347	35,682
Prepaid expenses and other current assets	(3,472)	4,101
Trade payables and accrued expenses	(38,552)	(22,719)
Income taxes	3,098	2,459
Other, net	2,424	(1,405)
Net cash provided by operating activities	19,736	38,115

INVESTING ACTIVITIES
Capital expenditures	(6,856)	(4,422)
Other	125	-
Net cash used by investing activities	(6,731)	(4,422)

FINANCING ACTIVITIES
Decrease in short-term notes payable	(4,500)	(13,550)
Debt issuance costs	-	(265)
Repayments of long-term debt	-	(15,000)
Proceeds from issuance of common stock	1,174	773
Dividends paid	(1,775)	(1,754)
Net cash used by financing activities	(5,101)	(29,796)
Increase in cash and cash equivalents	7,904	3,897
Cash and cash equivalents at beginning of year	32,121	22,712
Cash and cash equivalents at end of year	$40,025	$26,609